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                                                                EXHIBIT (c)(6)

                               RETENTION AGREEMENT

            RETENTION AGREEMENT (this "Agreement"), made as of January__, 1998 by and between Computer Language Research, Inc., a Delaware corporation (the "Company"), and Stephen T. Winn ("Executive"). This Agreement consists of the text hereof and Exhibit A attached hereto.

                              W I T N E S S E T H:

            WHEREAS, Executive is currently a valued key executive of the Company; and

            WHEREAS, the Company and The Thomson Corporation ("Thomson") are presently negotiating the purchase of the Company by a subsidiary of Thomson (the "Acquisition") and the Company recognizes that, as a result of the Acquisition, uncertainty and questions could rise among management and could result in the departure or distraction of management personnel to the detriment of the Company; and

            WHEREAS, the Company considers it essential to its best interests to foster the continuous employment of key management personnel, such as Executive, by providing for the payment of severance and other benefits in the event of Executive's termination of employment following the Acquisition;

            NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

            1. Employment and Duties.

            The Company hereby agrees to employ Executive and Executive hereby accepts such employment. During the Term, as defined in Section 2 below, Executive shall have such duties as may be assigned to Executive from time to time by the Chief Executive Officer of Research Institute of America Group or the designee thereof or the Board of Directors of the Company. Executive shall devote at least 2080 hours annually (less vacation, holidays and sick days) of his business time, attention, skill and efforts during the Term to the faithful performance of his duties hereunder and shall not accept employment elsewhere during the Term; provided, however, that this Agreement contemplates that Executive shall have sufficient time (outside of the aforementioned time) to manage his personal investment portfolio and; provided further, that to the extent that the performance by Executive of his duties hereunder shall not be adversely impacted, Executive may perform his duties hereunder at the location of his choice, outside of the Company offices, via telephone, modem, e-mail, video conference, or other appropriate medium.
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            2. Term.

            The term of Executive's employment under this Agreement (the "Term") shall commence on the closing date of the Acquisition and shall continue in effect through March 31, 1999. The provisions of this Agreement shall continue in effect beyond the Term to the extent necessary to carry out the intentions of the parties hereto.

            3. Compensation.

            During the Term, Executive shall be entitled to the following compensation for his services to the Company:

            (a) Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at an annual rate of $375,000 in accordance with the ordinary payroll practices of the Company.

            (b) Retention Bonus. In addition to the Base Salary and the Special Bonus, Executive shall be entitled to participate in the Retention Bonus Plan (the "Retention Bonus Plan") that the Company shall adopt in connection with the Acquisition, a copy of which is attached hereto as Exhibit A.

            (c) Special Bonus. Subject to Sections 4(a) and 5 below, the Company shall pay Executive a Special Bonus (the "Special Bonus") of $250,000 in a lump sum amount within fifteen business days after the end of the Term.

            (d) Annual Incentive Bonus. Executive shall participate in an annual incentive bonus plan for the calendar year 1998 that shall be adopted by the Company and he shall be eligible to receive a target bonus of up to 100% of his Base Salary.

            (e) Retirement, Savings and Welfare Benefit Plans. Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under each retirement, savings and welfare benefit plan of the Company, as in effect immediately prior to the Acquisition (or such benefits that may be substituted therefor by the Company) applicable to other key executives, including, without limitation, all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

            (f) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in the performance of his duties for the Company which shall be paid to him in accordance with the policies and procedures of the Company as in effect at any time thereafter with respect to other key executives.
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            4. Termination of Employment.

            (a) Termination for Cause; Resignation without Good Reason. The Company may terminate Executive's employment hereunder for Cause (as defined in the Retention Bonus Plan). If Executive's employment is terminated by the Company for Cause, or by Executive for reasons other than Good Reason (as defined in the Retention Bonus Plan) prior to the expiration of the Term, the Company shall be obligated to make payment of any Base Salary earned prior to the date of the termination of Executive's employment with the Company (the "Date of Termination") but not yet paid to Executive, any unreimbursed business expenses and any payment from any employee benefit plan described in Section 3 of this Agreement which shall be paid in accordance with such plan and the continuation of coverage under any insurance program as required under any such benefit plan or which may be required by law. In the event of Executive's termination for Cause or Resignation without Good Reason prior to the end of the Term, he will not be entitled to receive the Special Bonus. Eligibility for any retention bonus under the Retention Bonus Plan shall be determined according to the terms of the Retention Bonus Plan. Except as provided above, the Company shall not be obligated to make any additional payments of compensation or benefits specified in Section 3 of this Agreement for any periods after the Date of Termination.

            (b) Resignation for Good Reason; Termination without Cause. Executive shall be entitled to the following compensation and benefits if Executive's employment is terminated by Executive for Good Reason or by the Company without Cause, in either case at any time prior to the expiration of the
Term:

            (i) Salary Continuation. In addition to the payment of all Base Salary earned but not paid, the Company shall continue to pay Executive his Base Salary in accordance with the terms of this Agreement through the end of the Term.

            (ii) Special Bonus. Subject to Section 5 below, the Company shall pay Executive the Special Bonus in accordance with the terms of this Agreement.

            (iii) Incentive Bonus. Executive shall receive his incentive bonus according to the terms of the incentive bonus plan of the Company for calendar year 1998 as if he had remained employed by the Company through the end of the Term.

            (iv) Benefit Continuation. Executive shall continue to participate in all employee benefit plans referenced in Section 3(e) above through the end of the Term in accordance with the terms of this Agreement.
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            (v) Lump Sum Payment under Retention Bonus Plan. Subject to Section
      5 below, within fifteen business days following the Date of Termination, the Company shall make a lump sum payment to Executive equal to the amount that the Company would have owed Executive under the Retention Bonus Plan had Executive continued to be employed by the Company until the second anniversary of the Effective Date (as defined in the Retention Bonus
      Plan).

            (vi) Severance Payment. Subject to Section 5, after the expiration of the Term and in lieu of any other severance payment or benefit that Executive would otherwise be entitled to receive under any plan, program or arrangement of the Company or its affiliates except as provided in this Agreement, the Company shall continue to pay Executive an amount equal to his Base Salary in accordance with the terms of this Agreement beginning on April 1, 1999 and continuing through September 30, 2000.

            (c) Termination of Employment At or After the End of the Term. In the event that Executive's employment is terminated either by Executive or by the Company for any reason either at or after the end of the Term, in addition to the compensation and benefits that Executive is entitled to receive under
Section 3 above, Executive shall, subject to Section 5 below, be entitled to the following benefits:

            (i) Lump Sum Payment under Retention Bonus Plan. Within fifteen business following the Date of Termination, the Company shall make a lump sum payment to Executive equal to the amount that the Company would have owed Executive under the Retention Bonus Plan had Executive continued to be employed by the Company until the second anniversary of the Effective Date (as defined in the Retention Bonus Plan) to the extent such amount is then unpaid.

            (ii) Severance Payment. Beginning on the Date of Termination and continuing through September 30, 2000, the Company shall continue to pay Executive an amount equal to a pro rata portion of his Base Salary in accordance with the terms of this Agreement. The parties hereto agree that any payment under this Section 4(c)(ii) shall be in lieu of any other severance payment or benefit that Executive would otherwise be entitled to receive under any plan, program or arrangement of the Company or its affiliates except as provided in this Agreement.

            (d) Death or Disability Before End of Term. If Executive dies or incurs a Permanent Disability (as defined in the Retention Bonus Plan) prior to the expiration of the Term, the Company shall be under no obligation to make additional payments of the compensation and benefits described in Section 3 of the Agreement to Executive or Executive's estate after the Date of Termination except for any Base Salary earned prior to the Date of
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Termination but not yet paid; provided, however, subject to Section 5 below in the event of a Permanent Disability or in the event of the death of Executive, the Company shall pay Executive, or Executive's estate, as the case may be, the Special Bonus according to the terms of this Agreement. The Company shall also continue to provide any benefits to Executive and Executive's survivors as required by law. Eligibility for the retention bonus under the Retention Bonus Plan shall be determined according to the terms of the Retention Bonus Plan.

            (e) Notice of Termination Required. No termination of employment by Executive or by the Company pursuant to this Section 4 shall be effective unless the terminating party shall have delivered a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement, or the Retention Bonus Plan, if applicable, relied upon and, in the case of a termination of Executive's employment by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            (f) Nature of Payments. Any amounts due under this Section 4 are in the nature of severance payments, liquidated damages, or both, and are not in the nature of a penalty.

            5. Waiver and Release.

            Upon a termination by the Company without Cause or the resignation of Executive for Good Reason, Executive hereby acknowledges and agrees that in order to be entitled to receive from the Company any payment under any of Sections 3(b), 3(c), 4(b)(ii), 4(b)(iii), 4(b)(v), 4(c)(i), or 4(c)(ii),
Executive shall execute a waiver and release of claims pertaining to the employment of Executive by the Company substantially in the form attached as Appendix A to Exhibit A hereof.

            6. Protection of the Company's Interests.

            (a) Confidentiality. Executive hereby acknowledges and agrees that he possesses and will continue to possess information which has been created, discovered, developed by or otherwise become known to Executive (including information discovered or made available by subsidiaries, affiliates or joint ventures of the Company or in which property rights have been assigned or otherwise conveyed to the Company), which information has commercial value to the Company, including but not limited to trade secrets, innovations, processes, computer codes, data, know-how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customer and client lists, or any information Executive has reason to know the Company would treat as confidential for any purpose,
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whether or not developed by Executive (hereinafter referred to as "Confidential
Information"). Unless instructed in writing by the Company, Executive will not, at any time, disclose to others, or use, or allow anyone else to disclose or use, any Confidential Information (except as may be necessary in the performance of Executive's employment with the Company), unless, until and then only to the extent that such Confidential Information has become ascertainable or obtained from public or published sources or was available to Executive on a non-confidential basis prior to any such disclosure or use, provided that the source of such material, to Executive's knowledge upon inquiry, is or was not bound by an obligation of confidentiality to the Company.

            (b) Restrictive Covenants. Executive hereby acknowledges that because of his skills, his position with the Company and the Confidential Information to which Executive shall have access or be provided on account of such employment with the Company, competition by Executive with the Company could damage the Company in a manner which cannot adequately be compensated by damages or an action at law. In view of such circumstances, because of the Confidential Information obtained by, or disclosed to Executive, and as a material inducement to the Company to enter into this Agreement and other good and valuable consideration, Executive covenants and agrees to the following (for purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of Executive's immediate family or any partnership in which Executive is a partner):

            (i) Noncompetition. During Executive's employment with the Company and for a period of eighteen months thereafter (the "Restricted Period"), Executive shall not, directly or indirectly, in the Tax and Accounting Software Business (as defined below) anywhere in the world or, without the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance (other than customary professional courtesies afforded to members of the business community) to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant, advisor or other similar capacity, any person that engages in the Tax and Accounting Software Business (other than the Company or its affiliates); provided, however, that, for the purposes of this Section 6(b)(i), ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this
      Section 6(b)(i) so long as the person owning such securities has no other connection or relationship with such competitor that would not be permitted hereby. For purposes hereof, "Tax and Accounting Software Business" means the business of developing, designing, publishing, marketing and distributing (i) tax compliance and tax planning software and services for tax and accounting professionals within corporations, banks, government agencies and accounting firms; (ii) accounting
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      and practice management software and services marketed primarily to accounting firms; and (iii) other tax and accounting software products and services which are developed, or are under development, by the Company during the period from the Effective Time through termination of employment of Executive.

            (ii) Nonsolicitation of Customers. Executive hereby agrees that, during the Restricted Period (other than on behalf of the Company or its affiliates), Executive will not in any way, directly or indirectly, for the purpose of conducting or engaging in the Tax and Accounting Software Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company or any affiliate of the Company with whom the Company or any such affiliate had any dealings during the two year period prior to the first day of the Restricted Period, or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company or any affiliate.

            (iii) Nonsolicitation. Executive hereby agrees that, during the Restricted Period, Executive will not in any way, directly or indirectly, hire, attempt to hire, interfere with or attempt to interfere with any officers, employees, representatives, consultants or agents of the Company or any affiliate, or any former officer, employee, representative, consultant or agent of the Company or any affiliate who resigned or was terminated within the prior six-month period (other than an employee whose employment was terminated by the Company or an affiliate without Cause or who resigned from his or her employment with the Company for Good Reason as such terms are defined in the Retention Bonus Plan), or induce or attempt to induce any of them to leave the employ of the Company or any affiliate or violate the terms of their contracts, or any arrangements, with the Company or any affiliate.

            (iv) Assignment of Developments. All Developments that were or are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during Executive's employment with the Company shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the part of Executive. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during his employment with the Company, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and
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                                       8


      ideas, whether or not patentable, relating to the present or planned activities (with respect to the Tax and Accounting Software Business) of which Executive is as of the date of this Agreement aware or of which Executive at any time during his employment with the Company becomes aware, or the products and services of the Company or any of its affiliates (with respect to the Tax and Accounting Software Business).

            (v) Reasonable Limitations. Given the important nature of the position Executive holds with the Company, the nature of the Company's business and the sensitive nature of the Confidential Information and duties Executive has with the Company, the parties acknowledge that the limitations, including but not limited to, the scope of activities prohibited, the geographic area covered and the time limitation, are reasonable.

            (vi) Remedies. In the event of an actual or threatened breach by Executive of the provisions of this Section 6, the Company shall be entitled to a temporary restraining order and an injunction restraining Executive from such breach. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such actual or threatened breach, including, without limitation, the recovery of damages and reasonable attorneys' and paralegals' fees and costs from Executive. If Executive violates any of the covenants in this
      Section 6, the term and the covenant violated shall be automatically extended for the period of time of the violation, either from the date on which Executive ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later.

            7. No Obligation to Mitigate.

            Following termination of Executive's employment, Executive shall be under no obligation to seek other employment or otherwise to mitigate damages resulting from his termination of employment. In addition, there shall be no offset against amounts due to Executive under any provision of this Agreement, on account of any remuneration to which Executive becomes entitled from any person for whom Executive subsequently provides services.

            8. Successors; Binding Agreement.

            This Agreement shall inure to and be binding upon the successors and assigns of the Company. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees but shall not be assignable by Executive.
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            9. Notices.

            Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the address first set forth below in the case of the Company, and to the address set forth on the signature page hereof in the case of Executive (or, in either case, to such other address as may from time to time be designated by notice by any party hereto for such purpose):

                        Computer Language Research, Inc.
                        2395 Midway Road
                        Carrollton, Texas 75006
                        Attention: General Counsel
                        Telecopier No.: (972) 250-8423

                        with a copy to:

                        The Thomson Corporation
                        1 Station Place
                        Stamford, Connecticut 06902
                        Attention: General Counsel
                        Telecopier No.: (203) 348-5718
                        and with an additional copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York 10022
                        Telecopier No. (212) 848-7179
                        Attention: David W. Heleniak, Esq.

Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

            10. Amendment and Waiver.

            No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
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            11. Merger of Prior Agreements and Negotiations.

            (a) This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties hereto respecting the subject matter hereof and supersedes all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

            (b) Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is "at will" and that, subject to the provisions of Section 3 above, if Executive's employment is terminated by either Executive or the Company at any time prior to the beginning of the Term, Executive shall have no further rights under this Agreement. From and after the commencement of the Term, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

            12. Partial Invalidity.

            If the final determination of a court of competent jurisdiction or arbitrator declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining term and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            13. Governing Law; Legal Actions.

            This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the laws of any other state or jurisdiction. Each of the Company and Executive hereby waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement. Each party will be liable for any legal fees incurred by such party pursuant to any dispute or controversy arising hereunder.

            14. Counterparts.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
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            IN WITNESS WHEREOF, the parties hereto, having entered into this
Agreement as of January , 1998.

                                    COMPUTER LANGUAGE
                                    RESEARCH, INC.


                                    By: _______________________________
                                    Title:


                                    EXECUTIVE


                                    ___________________________________
                                    Name: Stephen T. Winn
                                    Title:
                                    Address:

                                                                      EXHIBIT A

                              RETENTION BONUS PLAN

            This Retention Bonus Plan (the "Plan") is primarily designed to provide certain eligible employees of Computer Language Research, Inc.(the "Company") with the opportunity to participate in a special bonus retention program, provided they remain in the employ of the Company through the completion of a designated transition period following the Acquisition. The Plan shall become effective as of the Effective Time and shall continue in effect until terminated by the Company's Board of Directors (the "Board") in accordance herewith. Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the Agreement and Plan of Merger among The Thomson Corporation ("Parent"), a wholly-owned subsidiary of the Parent and the Company.

I.    ELIGIBILITY

            You shall be eligible to receive your designated retention bonus under the Plan if each of the following requirements is satisfied;

            o the Board has selected you for participation in the Plan and the Company has communicated such participation to Parent in writing prior to the Effective Time;

            o you remain actively employed by the Company or the Parent or a subsidiary of the Parent or the Company until the earlier to occur of (i) the completion of the Bonus Earn-Out Period designated below or (ii) the occurrence of any of the following events: (A) the involuntary termination of your employment by the Company or the Parent for any reason other than for Cause, (B) your resignation for Good Reason or (C) your death or Permanent Disability;

            o if any such agreement is attached hereto, the execution by you, and your continued compliance with, such agreement attached hereto as Appendix C; and

            o if you are terminated by the Company without Cause or resign from your employment for Good Reason, the execution by you of a waiver and release of claims pertaining to your employment with the Company, substantially in the form attached hereto as Appendix A.

            The amount of your retention bonus was determined by the Board at the time of your selection for participation in the Plan and is indicated on the retention bonus award letter
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                                       2


attached hereto as Appendix B. Your retention bonus will become payable in two installments during the Bonus Earn-Out Period, and you must remain in eligible employee status to receive each such installment.

            No individuals other than those identified to Parent by the Company in writing prior to the Effective Time as participants in the Plan shall be eligible to participate in this Plan.

            You will not be eligible for any retention bonus under this Plan if any of the following circumstances occur:

            o You voluntarily terminate employment with the Company or the Parent other than for Good Reason.

            o     You are terminated by the Company or the Parent for Cause.

            For purposes of the Plan, the following definitions shall be in effect:

            o "Acquisition" shall mean the acquisition of the Company by the Parent or a subsidiary of the Parent.

            o "Bonus-Earn Out Period" shall mean the period beginning at the Effective Time (the "Effective Date") and ending (i) as to 50% of the retention bonus, on the first anniversary of the Effective Date, and (ii) as to the remaining 50% of the retention bonus, on the second anniversary of the Effective Date.

            o "Cause" shall mean the termination of your employment by the Company or the Parent by reason of (i) your willful, negligent or repeated failure to perform the material duties of your position (following reasonable notice and an opportunity to cure in the event of negligent or repeated failure to perform only); (ii) any willful misconduct or gross negligence on your part which is injurious to the Company or the Parent; (iii) your conviction or plea of no contest to either (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or (iv) your commission of any act of fraud against, or the misappropriation of property belonging to, the Company or the Parent; or (v) your making a materially false statement to the auditors or legal counsel of the Company or the Parent or your willful falsification of any corporate document or form.

            o "Good Reason" shall mean one or more of the following changes to the terms and conditions of your employment with the Company or the Parent
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                                       3


                  after the effective date of the Acquisition: (i) any material reduction in your rate of base salary (compared to your base rate of salary for the 1997 calendar year), (ii) a material reduction in your level of authority or the duties or responsibilities of your position; or (iii) a relocation of your principal place of employment by more than fifty (50) miles from your current principal place of employment, provided such reduction or relocation is effected without your written consent.

            o "Permanent Disability" shall mean your physical or mental incapacity to perform your employment duties for a total of sixteen consecutive weeks or for an aggregate of more than six months in any fourteen-month period (as determined by a physician who shall be selected by the Company and the decision of whom shall be final and conclusive).

II.   TERMS OF THE PLAN

            The amount of the retention bonus that will be payable to you pursuant to the Plan shall be set forth in the award letter attached hereto as Appendix B.

            Your retention bonus will be payable in two installments over the Bonus Earn-Out Period. You must remain employed by the Company or the Parent on each installment date during the Bonus Earn-Out Period in order to receive the installment payable on that date except as provided under Part I hereof. The payout date for each installment during the Bonus Earn-Out Period and the percentage of your retention bonus which is to become due and payable on that date, provided you remain actively employed by the Company or the Parent, are as follows:

               Payment Date                Percentage of Retention Bonus Payable
               ------------                -------------------------------------
      Effective Date                                        0%

      First Anniversary of the Effective Date              50%

      Second Anniversary of the Effective Date             50%

            However, if you become eligible for your retention bonus under the Plan by reason of (i) the termination of your employment with the Company or the Parent other than for Cause, (ii) your resignation for Good Reason or (iii) your death or Permanent Disability, then you will receive the full amount of your retention bonus in a lump-sum payment as soon as administratively feasible following your termination date.
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                                       4


            Retention bonuses are not intended to constitute eligible earnings or compensation for purposes of any other employee plans, programs or arrangements now or hereafter offered by the Company or the Parent.

            Payment of your retention bonus will be subject to the collection by the Company or the Parent of all applicable federal, state and local income and employment withholding taxes.

III.  OTHER IMPORTANT INFORMATION

            Plan Administration. Within the scope of the terms of the Plan and in accordance therewith, as the administrator of the Plan, the Board has full discretionary authority to administer and interpret the Plan, including the discretionary authority to determine eligibility for participation and benefits under the Plan and the amount of benefits (if any) payable per participant. All such determinations by the Board shall be final, binding and conclusive upon all persons.

            Benefits. All bonuses will be paid from the general assets of the Company. The Company will not establish any trust or escrow to fund the benefits which may become due and payable under the Plan. The benefits provided under the Plan are not assignable or transferable. However, should a participant die prior to receipt of all or any portion of the retention bonus to which he or she becomes entitled under the Plan, then that unpaid amount shall be paid to the executor or administrator of that participant's estate.

            Successor Liability. The terms and provisions of this Plan shall be binding upon any successor entity to the Company, and such successor entity shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the eligible employees of the Company.

            Plan Terms. The Plan supersedes any and all prior retention arrangements, programs or plans previously offered by the Company to employees eligible to participate in this Plan.

            Taxes. The Company or the Parent will withhold taxes and all other applicable payroll deductions from any payment made pursuant to the Plan. Except to the extent otherwise agreed by the Company in writing, to the extent any retention bonus paid to any eligible employee under the Plan constitutes an "excess parachute payment" within meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, that employee shall be solely responsible for any and all excise taxes attributable to such payment, and those excise taxes shall accordingly be withheld from the retention bonus payable to such individual.

            No Right to Employment. No provision of the Plan is intended to provide you or any other employee with any right to continue in the employ of the Company or the Parent or otherwise affect the right of the Company or the Parent, which right is hereby expressly reserved by each such party, to terminate the employment of any individual at any time for any reason, with or without cause.

            Applicable Law. This Plan shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

                                   APPENDIX A

              [FORM OF RELEASE FOR EXECUTIVES WITH RETENTION BONUS
                                   AGREEMENTS]

                                     [Date]

[Employee Name]
[Address]


Dear [Employee]:

            This letter contains an offer by Computer Language Research, Inc. ("the Company"), a Texas corporation, of terms for the termination of your employment ("Offer"). To accept the Company's Offer, you must affix your signature at the end of this letter and return it to [name] in person or by mail postmarked no later than [date 21 days after delivery of Offer]. If you do not accept the Company's Offer, you will not receive the benefits described herein.

            1. Effective as of [date], your employment with the Company is terminated ("Termination Date"). Therefore, as of such date, you will cease to be an active employee for purposes of any welfare, benefit or other plan maintained by the Company and you will no longer be entitled to receive any salary or wages from the Company.

            2. As soon as practicable after your acceptance of the Offer, the
Company will pay you a Special Bonus of [             ] in a lump sum amount.

            3. You shall continue to participate in all employee benefit plans
referenced in Section 3(d) of the Retention Agreement dated [          ] between
you and the Company (the "Retention Agreement") through the end of the Term (as defined in the Retention Agreement).

            4. As soon as practicable after your acceptance of the Offer, the Company shall make a lump sum payment to you equal to the amount that the Company would have owed to you under the Retention Bonus Plan ("Retention Bonus Plan") had you continued to be employed by the Company until the second anniversary of the Effective Date (as defined in the Retention Bonus Plan).

            5. After the expiration of the Term (as defined in the Retention Agreement, the Company shall continue to pay you an amount equal to your Base Salary (as defined in the Retention Agreement), according to the normal payroll practices of the Company, beginning on January 1, 1999 and continuing through December 31, 1999.

            6. You are not entitled to receive benefits beyond the Termination Date, except (i) as specifically provided in this Agreement, (ii) in accordance with the terms of any employee benefit plan maintained by the Company in which you participate, or (iii) COBRA. You will be provided at a future date with information regarding your rights under COBRA to continue certain health benefits at your own expense.

            7. In recognition of the Offer outlined above, you hereby agree to release and discharge the Company and their present, former and future partners, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs and assigns (the "Released Parties"), from any and all claims, actions and causes of action that you may have or in the future may possess with respect to the Released Parties, including, but not limited to, claims, actions and causes of action arising out of your employment relationship with the Company or the termination of such employment, and including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any other federal, state or local law whether such claim arises under statute or common law and whether or not you are presently aware of the existence of such claim, damage, action and cause of action, suit or demand. You also forever release, discharge and waive any right you may have to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws. You agree that the value received as described in this letter agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that you may have against the Released Parties. Notwithstanding the foregoing, this letter agreement does not apply to your rights, if any, to payment of benefits pursuant to any employee benefit plan.

            8. In further recognition of the consideration recited above, you hereby release and discharge the Released Parties from any and all claims, actions and causes of action that you may have against the Released Parties arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder. By signing this agreement, you represent that (i) you have been given the opportunity to consult with the attorney(s) of your choice prior to signing this letter agreement and to have such attorney(s) explain the provisions of this letter agreement to you, (ii) that you are aware that this offer will remain open for your acceptance for not less than twenty-one days, (iii) that for a period of seven days following your acceptance hereof you have the option to revoke such acceptance in accordance with the terms set forth below and (iv) that you have knowingly and voluntarily accepted the terms of the offer as described herein.

            9. You shall not commence or join any legal action, which term includes, but is not limited to, any demand for arbitration proceedings and any complaint to any federal, state or local agency, to assert any claim against a Released Party. If you commence or join any legal action against a Released Party, you will indemnify such Released Party for its reasonable costs and attorneys fees incurred in defending such action as well as any monetary judgment obtained by you against any Released Party in such action.

            10. You hereby represent and warrant to the Company that you have returned all computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys and security access cards, and all items of any nature which are the property of the Company.

            11. You acknowledge and agree that you continue to be bound by the restrictive covenants included in Section 6 of the Retention Agreement between
you and the Company dated [         ] and that you have and shall continue to
abide by the terms thereof.

            12. During the Restricted Period (as defined in the Retention Agreement), you shall make all reasonable and diligent efforts to cooperate with the Company in connection with all pending, threatened or future claims, actions, arbitrations, litigations, investigations, or injuries by any state, federal, foreign or private entity, directly or indirectly arising from or relating to any transaction, event or activity you were involved in, participated in, or had knowledge of, while at the Company which is asserted against any of the Released Parties. Such cooperation shall include all reasonable assistance that the Company determines is necessary, including, but not limited to, meeting or consulting with the Company and its counsel and their designees, reviewing documents, analyzing facts and appearing or testifying as a witness or interviewee or otherwise. The Company will pay you reasonable compensation for your time spent in providing such services and will reimburse you for all expenses incurred, including reasonable legal fees.

            13. In connection with such cooperation, except as otherwise required by law, judicial order, subpoena or other lawful process, you will not cooperate or communicate in any way with any other party or witness or their counsel or designees without the express prior written consent of the Company. Requests for such written consent should be directed to the Company Attention:
[______]. You will advise the Company, Attention: [_____], as soon as practicable but in any event within three business days if you are contacted by any person, firm, corporation, association or other entity in connection with the business of the Company or any claim against any of the Released Parties. Upon receiving such a request, the Company will respond as soon as practicable but in any event within five business days by either granting or denying such consent or by stating that it is not in a position to take such action due to the temporary unavailability of certain individuals at the Company.

            14. This letter shall be governed and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

            15. If any term or provision of this letter agreement shall be determined to be invalid or unenforceable to any extent or in any application, then the remainder of this letter agreement shall not be affected thereby and shall be valid and enforceable.

            16. No failure or delay on the part of the Company in the exercise of any power, right or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any such power, right or privilege operate as a waiver. The waiver by the Company of any breach or requirement of any provision of this letter shall not operate as a waiver of any subsequent breach or requirement.

            17. The rights under this letter shall inure to the benefit of the successors and assigns of the Company.

            18. If accepted by you, this letter agreement may not be amended or modified except by a writing executed by you and the Company that specifically refers to this letter agreement and, expressly states that it is intended to amend one or more terms of this letter agreement or to supersede this letter agreement as a whole.

            This Offer will remain open for your acceptance until the close of business on [date 21 days after delivery of Offer] after which it will lapse.

            If you accept this Offer, you are provided a period of seven calendar days within which you may revoke your acceptance. If you choose to revoke your acceptance of this Offer, you must provide written notice of such revocation within seven (7) days of your acceptance of this offer to the Company; Attention: [_____]. To accept this offer, kindly execute one of the copies where indicated and return the same to me by person or mail, postmarked
no later than [               ].

                                          Very truly yours,


                                          COMPUTER LANGUAGE RESEARCH, INC.


                                          ---------------------------------
                                          Name:
                                          Title

Read, agreed to and accepted


---------------------------------
Name:                   Date:

             [FORM OF RELEASE FOR EMPLOYEES WITHOUT RETENTION BONUS
                                   AGREEMENTS]

                                     [Date]

[Employee Name]
[Address]


Dear [Employee]:

            This letter contains an offer by Computer Language Research, Inc., (the "Company"), a Texas corporation, of terms for the termination of your employment ("Offer"). To accept the Company's Offer, you must affix your signature at the end of this letter and return it to [name] in person or by mail postmarked no later than [date 21 days after delivery of Offer]. If you do not accept the Company's Offer, you will not receive the benefits described herein, your participation in the Company's Retention Bonus Plan (the "Retention Bonus Plan") shall immediately terminate and will not be entitled to any additional benefits under the Retention Bonus Plan.

            1. Effective as of [date], your employment with the Company is terminated ("Termination Date"). Therefore, as of such date, you will cease to be an active employee for purposes of any welfare, benefit or other plan maintained by the Company and you will no longer be entitled to receive any salary or wages from the Company.

            2. As soon as practicable after your acceptance of the Offer, the Company shall make a lump sum payment to you equal to the amount that the Company would have owed to you under the Retention Bonus Plan had you continued to be employed by the Company until the second anniversary of the Effective Date (as defined in the Retention Bonus Plan).

            3. You are not entitled to receive benefits beyond the Termination Date, except (i) as specifically provided in this Agreement, (ii) in accordance with the terms of any employee benefit plan maintained by the Company in which you participate, or (iii) COBRA. You will be provided at a future date with information regarding your rights under COBRA to continue certain health benefits at your own expense.

            4. In recognition of the Offer outlined above, you hereby agree to release and discharge the Company and their present, former and future partners, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs and assigns (the "Released Parties"), from any and all claims, actions and causes of action that you may have or in the future may possess with respect to the Released Parties, including, but not limited to, claims, actions and causes of action arising out of your employment relationship with the Company or the termination of such employment, and including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any other federal, state or local law whether such claim arises under statute or common law and whether or not you are presently aware of the existence of such claim, damage, action and cause of action, suit or demand. You also forever release, discharge and waive any right you may have to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws. You agree that the value received as described in this letter agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that you may have against the Released Parties. Notwithstanding the foregoing, this letter agreement does not apply to your rights, if any, to payment of benefits pursuant to any employee benefit plan.

            5. In further recognition of the consideration recited above, you hereby release and discharge the Released Parties from any and all claims, actions and causes of action that you may have against the Released Parties arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder. By signing this agreement, you represent that (i) you have been given the opportunity to consult with the attorney(s) of your choice prior to signing this letter agreement and to have such attorney(s) explain the provisions of this letter agreement to you, (ii) that you are aware that this offer will remain open for your acceptance for not less than twenty-one days, (iii) that for a period of seven days following your acceptance hereof you have the option to revoke such acceptance in accordance with the terms set forth below and (iv) that you have knowingly and voluntarily accepted the terms of the offer as described herein.

            6. You shall not commence or join any legal action, which term includes, but is not limited to, any demand for arbitration proceedings and any complaint to any federal, state or local agency, to assert any claim against a Released Party. If you commence or join any legal action against a Released Party, you will indemnify such Released Party for its reasonable costs and attorneys fees incurred in defending such action as well as any monetary judgment obtained by you against any Released Party in such action.

            7. You hereby represent and warrant to the Company that you have returned all computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys and security access cards, and all items of any nature which are the property of the Company.

            8. You acknowledge and agree that you continue to be bound by the terms of any agreement that is attached as Appendix C to the Retention Bonus Plan and that you have and shall continue to abide by the terms thereof.

            9. Beginning on the Termination Date and continuing for eighteen months thereafter, you shall make all reasonable and diligent efforts to cooperate with the Company in connection with all pending, threatened or future claims, actions, arbitrations, litigations, investigations, or injuries by any state, federal, foreign or private entity, directly or indirectly arising from or relating to any transaction, event or activity you were involved in, participated in, or had knowledge of, while at the Company which is asserted against any of the Released Parties. Such cooperation shall include all reasonable assistance that the Company determines is necessary, including, but not limited to, meeting or consulting with the Company and its counsel and their designees, reviewing documents, analyzing facts and appearing or testifying as a witness or interviewee or otherwise. The Company will pay you reasonable compensation for your time spent in providing such services and will reimburse you for all expenses incurred, including reasonable legal fees.

            10. In connection with such cooperation, except as otherwise required by law, judicial order, subpoena or other lawful process, you will not cooperate or communicate in any way with any other party or witness or their counsel or designees without the express prior written consent of the Company. Requests for such written consent should be directed to the Company Attention:
[______]. You will advise the Company, Attention: [_____], as soon as practicable but in any event within three business days if you are contacted by any person, firm, corporation, association or other entity in connection with the business of the Company or any claim against any of the Released Parties. Upon receiving such a request, the Company will respond as soon as practicable but in any event within five business days by either granting or denying such consent or by stating that it is not in a position to take such action due to the temporary unavailability of certain individuals at the Company.

            11. This letter shall be governed and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

            12. If any term or provision of this letter agreement shall be determined to be invalid or unenforceable to any extent or in any application, then the remainder of this letter agreement shall not be affected thereby and shall be valid and enforceable.

            13. No failure or delay on the part of the Company in the exercise of any power, right or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any such power, right or privilege operate as a waiver. The waiver by the Company of any breach or requirement of any provision of this letter shall not operate as a waiver of any subsequent breach or requirement.

            14. The rights under this letter shall inure to the benefit of the successors and assigns of the Company.

            15. If accepted by you, this letter agreement may not be amended or modified except by a writing executed by you and the Company that specifically refers to this letter agreement and, expressly states that it is intended to amend one or more terms of this letter agreement or to supersede this letter agreement as a whole.

            This Offer will remain open for your acceptance until the close of business on [date 21 days after delivery of Offer] after which it will lapse.

            If you accept this Offer, you are provided a period of seven calendar days within which you may revoke your acceptance. If you choose to revoke your acceptance of this Offer, you must provide written notice of such revocation within seven (7) days of your acceptance of this offer to the Company; Attention: [_____]. To accept this offer, kindly execute one of the copies where indicated and return the same to me by person or mail, postmarked no later than [ ].

                                          Very truly yours,


                                          COMPUTER LANGUAGE RESEARCH, INC.


                                          ---------------------------------
                                          Name:
                                          Title

Read, agreed to and accepted


---------------------------------
Name:                   Date:

                                   APPENDIX B

                       [MODEL RETENTION BONUS AWARD LETTER
                              FOR EMPLOYEES WITHOUT
                     NONCOMPETE/NONSOLICITATION AGREEMENTS]

                              [Company Letterhead]

                                                [Date]

[Employee]
[Address]


Dear [Employee]:

            In recognition of your efforts and the contributions you have made and the future contributions we hope you will continue to make as an employee of Computer Language Research, Inc. (the "Company"), we are offering you the opportunity to earn a special Retention Bonus (the "Retention Bonus") in the amount indicated below. The Retention Bonus will be fully subject to the terms of the Retention Bonus Plan, to which this award letter is attached as Appendix B.

            Please note that this letter is not intended as a guarantee of continuing employment or as an employment contract governing any term or condition (other than with respect to eligibility for the Retention Bonus) of your at-will employment with the Company, but as an incentive to you to continue to work for the Company and in appreciation of your service. If you have questions about this letter, please feel free to call [name] at [telephone number].

                                    Computer Language Research, Inc.


                                    By:____________________________

                                    Title: __________________________


Amount of Retention Bonus Award: $___________

                       [MODEL RETENTION BONUS AWARD LETTER
                               FOR EMPLOYEES WITH
                     NONCOMPETE/NONSOLICITATION AGREEMENTS]

                                [Firm Letterhead]


                                                [Date]

[Employee]
[Address]


Dear [Employee]:

            In recognition of your efforts and the contributions you have made and the future contributions we hope you will continue to make as an employee of Computer Language Research, Inc. (the "Company") and as consideration for your execution of the agreement attached as Appendix C to the Retention Bonus Plan (the "Restrictive Covenant Agreement"), we are offering you the opportunity to earn a special Retention Bonus (the "Retention Bonus") in the amount indicated below. The Retention Bonus will be fully subject to the terms of the Retention Bonus Plan, to which this award letter is attached as Appendix B. The obligation of the Company to pay to you the Retention Bonus is fully conditioned upon your execution of the Restrictive Covenant Agreement and compliance therewith.

            Please note that this letter is not intended as a guarantee of continuing employment or as an employment contract governing any term or condition (other than with respect to eligibility for the Retention Bonus) of your at-will employment with the Company, but as an incentive to you to continue to work for the Company and in appreciation of your service. If you have questions about this letter, please feel free to call [name] at [telephone number].

                                    Computer Language Research, Inc.


                                    By:____________________________

                                    Title: __________________________


Amount of Retention Bonus Award: $___________

                                   APPENDIX C

[Date]

[Name of Executive]
[Address]

Dear [Name of Executive]:

      In consideration of the grant of a retention bonus (the "Bonus") under the Retention Bonus Plan (the "Plan") proposed to be made pursuant to the Plan to which this agreement (the "Agreement") is attached as Appendix C and other good and valuable consideration provided to you by Computer Language Research, Inc.(the "Company"), you hereby covenant and agree to the following:

      1. Confidentiality. You possess and will continue to possess information which has been created, discovered, developed by or otherwise become known to you (including information discovered or made available by subsidiaries, affiliates or joint ventures of the Company or in which property rights have been assigned or otherwise conveyed to the Company), which information has commercial value to the Company, including but not limited to trade secrets, innovations, processes, computer codes, data, know-how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customer and client lists, or any information you have reason to know the Company would treat as confidential for any purpose, whether or not developed by you (hereinafter referred to as "Confidential Information"). Unless instructed in writing by the Company, you will not, at any time, disclose to others, or use, or allow anyone else to disclose or use, any Confidential Information (except as may be necessary in the performance of your employment with the Company), unless, until and then only to the extent that such Confidential Information has become ascertainable or obtained from public or published sources or was available to you on a non-confidential basis prior to any such disclosure or use, provided that the source of such material, to your knowledge upon inquiry, is or was not bound by an obligation of confidentiality to the Company.

      2. Restrictive Covenants. You acknowledge that because of your skills, your position with the Company and the Confidential Information to which you shall have access or be provided on account of such employment with the Company, competition by you with the Company could damage the Company in a manner which cannot adequately be compensated by damages or an action at law. In view of such circumstances, because of the Confidential Information obtained by, or disclosed to you, and as a material inducement to the Company to grant the Bonus and other good and valuable consideration, you covenant and agree to the following (for purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of your immediate family or any partnership in which you are a partner):

            (a) Noncompetition. During your employment with the Company and for a period of eighteen months thereafter (the "Restricted Period"), you shall not (as principal, agent, employee, consultant or otherwise), engage (other than on behalf of the Company or its affiliates) directly or indirectly, in the Tax and Accounting Software Business (as defined below) anywhere in the world or, without the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance (other than customary professional courtesies afforded to members of the business community) to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant, advisor or other similar capacity, any person that engages in the Tax and Accounting Software Business (other than the Company or its affiliates); provided, however, that, for the purposes of this paragraph 2(a), ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this paragraph 2(a) so long as the person owning such securities has no other connection or relationship with such competitor that would not be permitted hereby. For purposes hereof, "Tax and Accounting Software Business" means the business of developing, designing, publishing, marketing and distributing (i) tax compliance and tax planning software and services for tax and accounting professionals within corporations, banks, government agencies and accounting firms; (ii) accounting and practice management software and services marketed primarily to accounting firms; and (iii) other tax and accounting software products and services which are developed, or are under development, by the Company during the period from the Effective Time through your termination of employment.

            (b) Nonsolicitation of Customers. You hereby agree that, during the Restricted Period (other than on behalf of the Company or its affiliates), you will not in any way, directly or indirectly, for the purpose of conducting or engaging in the Tax and Accounting Software Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company or any affiliate of the Company with whom the Company or any such affiliate had any dealings during the two year period prior to the first day of the Restricted Period, or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company or any affiliate.

            (c) Nonsolicitation. You hereby agree that, during the Restricted Period, you will not in any way, directly or indirectly, hire, attempt to hire, interfere with or attempt to interfere with any officers, employees, representatives, consultants or agents of the Company or any affiliate, or any former officer, employee, representative, consultant or agent of the Company or any affiliate who resigned or was terminated within the prior six-month period (other than an employee whose employment was terminated by the Company or an affiliate without Cause or who resigned from his or her employment with the Company for Good Reason as such terms are defined in the Retention Bonus Plan), or induce or attempt to induce any of them to leave the employ of the Company or any affiliate or violate the terms of their contracts, or any arrangements, with the Company or any affiliate.

            (d) Assignment of Developments. All Developments that were or are at any time made, conceived or suggested by you, whether acting alone or in conjunction with others, during your employment with the Company shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on your part. During your employment and, if such Developments were made, conceived or suggested by you during your employment with the Company, thereafter, you shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of your right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities (with respect to the Tax and Accounting Software Business) of which you are as of the date of this Agreement aware or of which you at any time during your employment become aware, or the products and services of the Company or any of its affiliates (with respect to the Tax and Accounting Software Business).

            (e) Reasonable Limitations. Given the important nature of the position you hold with the Company, the nature of the Company's business and the sensitive nature of the Confidential Information and duties you have with the Company, the parties acknowledge that the limitations, including but not limited to, the scope of activities prohibited, the geographic area covered and the time limitation, are reasonable.

            (f) Remedies. In the event of an actual or threatened breach by you of the provisions of paragraphs 1 and 2 of this Agreement, the Company shall be entitled to a temporary restraining order and an injunction restraining you from such breach. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such actual or threatened breach, including, without limitation, the recovery of damages and reasonable attorneys' and paralegals' fees and costs from you. If you violate any of the covenants in paragraphs 1 and 2 of this Agreement, the term and the covenant violated shall be automatically extended for the period of time of the violation, either from the date on which you cease such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later.

            (g) Condition Precedent. You hereby acknowledge and agree that the covenants set forth herein are an essential element of your entitlement to the Retention Bonus set forth as Appendix B to the Retention Bonus Plan to which this Agreement is attached as

Appendix C, and that, your agreement to comply and your actual compliance with these covenants shall constitute the fair and equitable consideration by you for the Retention Bonus.

      3. Waiver of Breach and Severability. The waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach by you. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provision of the Agreement shall continue to be binding and effective; provided, however, that, if possible, it is the intention of each of the parties that such provision be construed and interpreted as narrowly as necessary in order to make such provision valid and enforceable.

      4. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the laws of any other state or jurisdiction. Each of you and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.


                                          COMPUTER LANGUAGE RESEARCH, INC.


                                                By:_____________________________
                                                   Name:
                                                   Title:

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN


____________________________
[Name of Employee]